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                                EXHIBIT (1)(a)
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                      RESOLUTION OF BOARD OF DIRECTORS OF
                      TRANSAMERICA LIFE INSURANCE COMPANY
                     (FORMERLY PFL LIFE INSURANCE COMPANY)
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                                 CERTIFICATION
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         I, Craig D. Vermie, being the duly constituted Secretary of
Transamerica Life Insurance Company (formerly PFL Life Insurance Company), hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of the Company by Written Consent dated May 15, 2000, and that said resolution is still in full force and effect:

         RESOLVED, that the officers of the Company be and they hereby are authorized to establish the "Separate Account VA-F", "Separate Account VA-I", "Separate Account VA-J", "Separate Account VL-A", "Separate Account VL-B" and "Separate Account VL-C," separate accounts for the purpose of selling approved variable insurance contracts;

         BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate accounts.

         Dated at Cedar Rapids, Iowa, this 25th day of May, 2001.



                                             BY:  /s/ Craig D. Vermie
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                                                 Craig D. Vermie